EXHIBIT 99.1

ENTRAVISION COMMUNICATIONS CORPORATION COMPLETES SALE

OF OUTDOOR ADVERTISING OPERATIONS

SANTA MONICA, CALIFORNIA – May 19, 2008 – Entravision Communications Corporation (NYSE: EVC) announced today that it completed the sale of its outdoor advertising operations to Lamar Advertising Company on May 16, 2008 for $100 million in cash.

Entravision’s Chairman and Chief Executive Officer, Walter F. Ulloa, said, “The proceeds from the sale of our outdoor division will strengthen our balance sheet, improve our financial flexibility and reinforce our ability to execute on our strategic plan to the benefit of our shareholders.”

Entravision announced in February 2008 the agreement to sell its outdoor advertising operations, which operates under the name Vista Media and consists of approximately 10,600 advertising faces concentrated primarily in New York and Los Angeles. Citigroup and Moelis & Company acted as financial advisors to Entravision on the sale.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and operated radio stations. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi/Joe Lobello

Brainerd Communicators, Inc.

212-986-6667